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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                     CONTACT: Joe Pivinski, CFO
                                                              Oriole Homes Corp.
                                                              (561) 274-2000


                      ORIOLE HOMES TO REDEEM LONG TERM DEBT
                REDEMPTION DATE FOR SENIOR NOTES IS JULY 15, 2001

      Delray Beach, Florida, June 15, 2001 - ORIOLE HOMES CORP. (AMEX: OHC.A; OHC.B) today reported it will exercise its rights under the terms of the related indenture to effect an optional redemption of all of its outstanding 12 1/2% Senior Notes due 2003.

      The total redemption price of approximately $35.8 million will represent 100% of the principal amount of the Senior Notes plus accrued interest to the redemption date of July 15, 2001.

      Financing of approximately $34.4 million of the redemption price will be provided by Ocean Bank, a Miami based lending institution, through secured loans on several existing real estate projects. The loans will also provide for other working capital needs and generally have a minimum term of two (2) years at a floating interest rate of Prime + 1/2%. Other terms of the transaction were not disclosed. The balance of the redemption price will be paid from available cash.

      Commenting on the action, Joe Pivinski, Chief Financial Officer, noted that "the transaction will have the favorable impact of reducing cost of capital in the range of 450 - 500 basis points in the near term." He also indicated that "the arrangement was expected to have a positive strategic effect on Oriole's operations as the terms and conditions of the financing package were more flexible and less restrictive than that of the indenture."

      Oriole Homes is engaged principally in the design, construction, marketing and sale of single family homes, patio homes, townhomes, villas, duplexes and low and mid-rise condominiums in Palm Beach, Broward, Marion and Osceola counties in Florida. Visit the Company's web site at WWW.ORIOLEHOMES.COM for community and Company information.

STATEMENTS IN THIS PRESS RELEASE THAT STATE THE COMPANY'S OR MANAGEMENT'S EXPECTATIONS OR PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH CANNOT BE PREDICTED OR QUANTIFIED. FUTURE EVENTS AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN, CONTEMPLATED BY OR UNDERLYING THE FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES TO WHICH FORWARD-LOOKING STATEMENTS ARE SUBJECT INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF GOVERNMENT REGULATION, CONSTRUCTION DELAY RISKS, COMPETITION AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.